Registration No. 333-151220

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARENA RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	73-1596109
(State or Other Jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Arena Resources, Inc. 6555 S. Lewis Avenue Tulsa, Oklahoma 74136 (918) 747-6060	Tom L. Ward 123 Robert S. Kerr Avenue Oklahoma City, Oklahoma 73102 (405) 429-5500
(Address and Telephone Number of Registrant’s Principal Executive Offices)	(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-3 Registration Statement (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3ASR (File No. 333-151220), filed by Arena Resources, Inc., a Nevada corporation (the “Company”), on May 28, 2008 (the “Registration Statement”), with the Securities and Exchange Commission, relating to the registration of an indeterminate number of shares of common stock, par value $0.001 per share (“Common Stock”).

On July 16, 2010, the Company, SandRidge Energy, Inc., a Delaware corporation, and Steel Subsidiary Corporation, a Nevada corporation, completed the merger (the “Merger”) of Steel Subsidiary Corporation into the Company, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of April 3, 2010, as amended, among such parties (the “Merger Agreement”). As a result of the Merger, the Company is the surviving company, the successor by merger to Steel Subsidiary Corporation, and a direct wholly-owned subsidiary of SandRidge Energy, Inc.

At the Effective Time, as defined in the Merger Agreement, each outstanding share of the Company’s Common Stock, other than shares owned by SandRidge Energy, Inc., Steel Subsidiary Corporation or the Company, was cancelled and converted into the right to receive a combination of (i) 4.7771 shares of common stock of SandRidge Energy, Inc. and (ii) $4.50 in cash.

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 16th day of July, 2010.

ARENA RESOURCES, INC.

By:	/S/ TOM L. WARD
Tom L. Ward
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date included.

Signature	Title	Date

/S/ TOM L. WARD Tom L. Ward	President, Chief Executive Officer and Sole Director (Principal Executive Officer)	July 16, 2010

/S/ DIRK M. VAN DOREN Dirk M. Van Doren	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	July 16, 2010

/S/ RANDALL D. COOLEY Randall D. Cooley	Senior Vice President of Accounting (Principal Accounting Officer)	July 16, 2010